Exhibit 10.48

EMPLOYMENT AGREEMENT
MONIKA M. MERZ

This AGREEMENT (the “Agreement”) is entered into on January 23, 2013 and is effective as of November 14, 2012 (the “Effective Date”) by and between Toys “R” Us Canada, Ltd. (the “Company”) and Monika M. Merz (the “Employee”).

WHEREAS, on May 2, 2008, the Company entered into an Employment Agreement with Employee, effective between November 15, 2007 to November 15, 2010 (the “First Employment Agreement”), under which Employee was seconded to TRU-Japan, Ltd. (“TRU-Japan”) to serve as its Chief Executive Officer and was also to provide certain advisory services to the Company and any affiliated entity;

WHEREAS, on February 7, 2011, the First Employment Agreement was amended to extend the term of that agreement to November 14, 2012 and to make certain other modifications to that agreement (the “First Amendment”);

WHEREAS, effective November 6, 2011, the Employee became the President – Toys “R” Us, Asia Pacific to provide such services as fully detailed below to the Company and any affiliated entity of the Company (“TRU Group”), including but not limited to, all of TRU Group’s investments and retail operations in Asia and Australia, which includes TRU-Japan (collectively, “TRU Asia”); and

WHEREAS, as of the Effective Date, the Company and Employee desire to enter into this Agreement embodying the terms of Employee’s continued employment with the Company or its subsidiaries and affiliated companies including the terms and condition of each party’s post-employment obligations.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, as well as the additional consideration and enhanced benefits upon termination as set forth in this Agreement, and for other good and valuable consideration, the parties agree as follows:

1.Term of Employment. Subject to the provisions of Section 7 of this Agreement, Employee shall be employed by the Company or, as described below, designated subsidiaries or affiliates of the Company, for a period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement including the provisions of Section 7 hereof. Following the Initial Term, the term of Employee’s employment hereunder shall automatically be renewed on the terms and conditions hereunder for additional one year periods commencing on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the “Employment Term”), unless either party gives written notice of non-renewal at least 60 days prior to such anniversary.

2.    Service. During the Employment Term, Employee shall continue to serve as the President – Toys “R” Us, Asia Pacific. In such position, Employee shall provide advisory services on a wide range of strategic and operational issues to the Company and TRU Group and shall also engage in oversight and stewardship of TRU Asia. It is expected that approximately thirty percent (30%) of Employee’s business time will be dedicated to providing the advisory services to the Company and TRU Group as well as oversight and stewardship of TRU Asia, which services may be provided remotely due to Employee being seconded to TRU-Japan as further described below. In addition, during the Employment Term, the Employee will be seconded to TRU-Japan to serve as its Chief Executive Officer or in such other capacities (the “Secondment Services”) as the Board of Directors of TRU-Japan (the “TRU- Japan Board”) may determine from time to time. It is expected that seventy percent (70%) of Employee’s business time will be dedicated to providing the Secondment Services. In this position, Employee will provide the services typically provided by a Chief Executive Officer, including but not limited to, overseeing the operations of TRU-Japan, implementing business strategy and plans, formulating policies, making recommendations to the TRU-Japan Board, deciding courses of action for operations and interfacing between TRU-Japan and the community. Additionally, subject to necessary approval of both the shareholders of TRU-Japan and the members of the TRU-Japan Board, the Employee shall serve as Representative Director during the Employment Term. The parties acknowledge that the percentage of Employees’ business time allocated between providing the advisory services for the Company and TRU Group and oversight and stewardship of TRU Asia and providing the Secondment Services for TRU-Japan may change from time to time.

During the Employment Term, Employee will devote Employee’s full business time and reasonable best efforts to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”); provided that nothing herein shall preclude Employee, subject to the prior approval of the Board, from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization; provided that, such activities do not conflict or interfere with the performance of Employee’s duties hereunder or conflict with Section 8.

3.    Base Salary. During the Employment Term, the Company shall pay Employee a base salary at the annual rate of CAD $627,000 (the “Base Salary”), payable in substantially equal periodic payments in accordance with the Company’s practices for other employees, as such practices may be determined from time to time. Employee shall be entitled to such increases in Employee’s base salary, if any, as may be determined from time to time in the sole and unfettered discretion of the Board or any appropriate committee or designee thereof.

4.    Annual Bonus. During the Employment Term, Employee shall be eligible to earn an annual bonus award in respect of each fiscal year of Toys “R” Us, Inc. (an “Annual Bonus”), in a target amount of up to 110% of Employee’s Base Salary (the “Target Bonus”), payable upon the achievement of certain performance targets established by the Board or any appropriate committee or designee thereof and pursuant to the terms of any applicable incentive plan, as in effect from time to time.  Notwithstanding the foregoing, in the event the applicable business results exceed such performance targets, Employee shall be eligible to earn an Annual Bonus in an amount in excess of the Target Bonus, as determined by the Board or any appropriate committee or designee thereof in accordance with any applicable incentive plan, as in effect from time to time.  The Annual Bonus, if any, shall be paid to Employee not later than two and one-half (2½) months after the end of the Toys “R” Us, Inc. fiscal year. The Annual Bonus may be pro rated for any portion of a fiscal year worked during the Employment Term as set forth in Section 7.

5.    Assignment Benefits. Employee shall be entitled to receive the assignment benefits from the Company or TRU-Japan as described on Exhibit A.

6.    Benefits and Expenses. Employee shall be entitled to receive the employee benefits from the Company as described on Exhibit B. Unless otherwise indicated in this Agreement, Employee shall incur and submit all expenses in accordance with the Travel and Expense Policy of Toys “R” Us.

7.    Termination. Subject to the terms of this Section 7, the Employment Term and Employee’s employment hereunder may be terminated by either party at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Employee’s rights upon termination of employment (including expiration of the Employment Term) with the Company or TRU Group during the Employment Term and shall be inclusive of all of Employee’s legal or equitable entitlement, if any, to legal notice of termination in Japan or Canada or payment in lieu thereof, statutory notice of termination or pay in lieu thereof, and statutory severance pay (including in accordance with the Ontario Employment Standards Act, 2000, S.O. 2000, c.41, as amended from time to time), or any other applicable statutes. Any amounts Employee is entitled to receive under Section 7 of this Agreement shall be off-set by any statutory, common law or other amounts, if any, required to be paid by law in Canada or Japan to Employee upon termination or expiration of the employment hereunder.

(a)    By the Company For Cause or By Employee Without Good Reason.

(i) The Employment Term and Employee’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Employee’s resignation without Good Reason (other than due to Employee’s death or Disability); provided that Employee will be required to give the Company at least 60 days’ advance written notice of such resignation.

(ii) For purposes of this Agreement, “Cause” shall include any of the following, as determined by the Board: (A) Employee’s willful failure to perform any material portion of her duties; (B) the commission of any fraud, misappropriation or misconduct by Employee that causes demonstrable injury, monetarily or otherwise, to the Company or TRU

Group; (C) the conviction of, or a plea which results in a conviction for, a criminal charge involving moral turpitude; (D) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to the Employee at the expense of the Company or TRU Group; (E) any material breach of Employee’s fiduciary duties to the Company or TRU Group as an employee or officer; (F) a violation of the Company’s and/or TRU Group’s Code of Ethical Standards, Business Practices and Conduct or the equivalent or any other violation of a TRU Group policy; (G) the failure by the Employee to comply, in any respect, with the provisions of Sections 8, 9 and 10 of this Agreement; and (H) the failure by the Employee to comply with any other undertaking set forth in this Agreement or any other agreement Employee has with the Company or TRU Group or any breach by Employee hereof or thereof if such failure or breach is reasonably likely to result in a material injury to the Company or TRU Group.

(iii) If Employee’s employment is terminated by the Company for Cause during the Employment Term, or if Employee resigns without Good Reason during the Employment Term, Employee shall be entitled to receive:

(A)    a lump sum payment of the Base Salary that is earned by Employee but unpaid as of the date of Employee’s termination of employment, paid by the Company in accordance with its payroll practices, but in no event later than thirty (30) days following Employee’s termination of employment;

(B)    reimbursement, within 30 days following submission by Employee to the Company, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with the Company’s policy prior to the date of Employee’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Employee’s termination of employment;

(C)    reimbursement, within 30 days following submission by Employee to TRU-Japan, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with TRU-Japan’s policy prior to the date of Employee’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to TRU-Japan within ninety (90) days following the date of Employee’s termination of employment;

(D)    such employee benefits, if any, as to which Employee may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Employee’s employment by the Company for Cause or resignation by Employee without Good Reason, except as set forth in this Section 7(a)(iii), Employee shall have no further rights to any compensation or any other benefits under this Agreement or under any applicable law.

(b)    Death or Disability.

(i) The Employment Term and Employee’s employment hereunder shall terminate upon Employee’s death and may be terminated by the Company upon the Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the determination that the Employee is disabled and unable to return to work in the foreseeable future, even with an accommodation.

(ii) Upon termination of Employee’s employment hereunder for Disability, the Company shall only be required to provide the minimum amount of notice and severance pay then required by the Ontario Employment Standards Act, 2000, S.O. 2000, c.41, as amended from time to time.

(iii) Upon termination of Employee’s employment hereunder for death, Employee’s estate shall be entitled to receive:

(A)    the Accrued Rights; and

(B)    a lump sum payment of any Annual Bonus that is earned by Employee but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company).

Following Employee’s termination of employment due to Employee’s death or Disability, except as set forth in this Section 7(b), Employee or her estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    By the Company Without Cause or by Employee for Good Reason.

(i) Employee’s employment hereunder may be terminated at any time (A) by the Company without Cause (which shall not include Employee’s termination of employment due to her death or Disability and shall not include termination of employment in connection with a reassignment as per Section 7(d) below) or (B) by Employee for Good Reason (as defined below).

(ii) For purposes of this Agreement, “Good Reason” shall mean, without the consent of the Employee and other than in connection with a termination of the Employee’s employment for Cause or pursuant to a reassignment in accordance with Section 7(d) or due to Employee’s death or Disability, (A) the failure of the Company or TRU Group to pay any undisputed amount due under this Agreement; (B) a substantial reduction in Employee’s targeted compensation level (other than a general reduction in base salary or annual incentive compensation opportunities that affects substantially all members of senior management of the Company or the TRU Group proportionally); or (C) notice by the Company pursuant to Section 1 that it is not extending the Employment Term. Notwithstanding the foregoing, any termination by Employee for Good Reason may only occur if Employee provides a Notice of Termination (as defined in Section 7(e)) for Good Reason within 45 days after Employee learns (or reasonably should have learned) about the occurrence of the event giving rise to the claim of Good Reason. Notwithstanding the foregoing, resignation by Employee shall not be deemed for “Good Reason” if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than thirty (30) business days after the Company receives the Notice of Termination specifying the basis of such Good Reason. The Board’s (or its designee’s) good faith determination of cure shall be binding. The Company shall notify Employee of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by Employee based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Employment Term.

(iii) If Employee’s employment is terminated by the Company during the Employment Term without Cause (excluding by reason of Employee’s death or Disability or a reassignment pursuant to Section 7(d)) or by Employee for Good Reason, Employee shall be entitled to receive:

(A)    the Accrued Rights;

(B)    a lump sum payment of any Annual Bonus that is earned by Employee but unpaid as of the date of termination for the immediately preceding fiscal year, paid by the Company in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C)    subject to Employee’s continued compliance with the provisions of Sections 8, 9 and 10 and Employee’s execution of the Separation and Release Agreement attached hereto as Exhibit C (the “Release”), a pro rata portion of the Annual Bonus, if any, that Employee would have been entitled to receive pursuant to Section 4 hereof for the year in which the termination occurs based upon the actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Employee’s termination of employment, payable by the Company to Employee at the time pursuant to Section 4 had Employee’s employment not terminated;

(D)    subject to Employee’s continued compliance with the provisions of Sections 8, 9 and 10 and Employee’s execution of the Release, an amount equal to two (2) times the sum of (x) the Base Salary at the rate in effect immediately prior to the date of Employee’s termination of employment and (y) the target Annual Bonus, payable in twenty-four (24) equal monthly installments following the Employee’s termination; provided, however, that the aggregate amount described in this subsection (D) shall be inclusive of all of Employee’s legal or equitable entitlement, if any, to legal notice of termination or payment in lieu thereof, statutory notice of termination or pay in lieu thereof, and statutory severance pay (including in accordance with the Ontario Employment Standards Act, 2000, S.O. 2000, c.41, as amended from time to time), or any other applicable statutes and shall be reduced by any amounts owed by Employee to the Company or TRU Group. This amount will be provided as pay in lieu of notice over a twenty four (24) month period in accordance with Section 3; and provided further, that if Employee’s termination of employment under this Section 7(c) occurs six (6) months prior to or two (2) years after a Change in Control, Employee shall be entitled to receive all of the foregoing payments and benefits as set forth in this Section 7(c)(iii)(D) in a lump sum payment on the thirtieth (30th) day following Employee’s termination of employment (or if the severance installments have already commenced, the remaining balance of severance shall be accelerated). For purposes of this Agreement, “Change in Control” has the meaning ascribed to it in the Toys “R” Us, Inc. 2010 Incentive Plan.

Following such termination of Employee’s employment by the Company without Cause or resignation by Employee with Good Reason, except as set forth in this Section 7(c)(iii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Reassignment. During the Employment Term, the Company shall have the right to reassign Employee’s duties to an Equivalent Position as set forth below. If during the Employment Term, the Employee is reassigned by the Company from the duties stated above to a Level G position, as it exists as of the date of this Agreement (which is the level in which executive officers are compensated) with a company in the TRU Group in North America, or any other geographic location that is reasonably satisfactory to Employee, at a compensation level equivalent to Employee's then current Base Salary (“Equivalent Position”), and Employee accepts such position, then Employee shall enter into a new Employment Agreement that shall detail the terms and conditions of her continued employment. Following such reassignment of the Employee to an Equivalent Position, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

For the avoidance of doubt, in the event that Employee rejects or refuses a request by the Company for a reassignment to an Equivalent Position pursuant to this Section 7(d) and Employee’s employment is then terminated by the Company without “Cause”, Employee shall only be entitled to the payments rights set forth in Section 7(c)(iii).

(e)    Notice of Termination. Any purported termination of employment by the Company or by Employee (other than due to Employee’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(e) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall include the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f)    Board/Committee Resignation. Upon termination of Employee’s employment for any reason, including upon expiration of the Employment Term, Employee agrees to immediately resign from all board and officer positions, as of the date of such termination, including to the extent applicable, from the Board, the TRU-Japan Board and membership on any TRU Group boards (and any committees thereof) and to sign and/or seal all documents necessary to register such resignations. Employee hereby irrevocably designates the

Company as Employee’s agent for the purpose of executing any documents necessary to effect such resignations.

8.     Non-Competition.

(a)    Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and TRU Group. In consideration for the terms and conditions set forth in this Agreement and the employment with the Company and her secondment to TRU-Japan, Employee agrees that, during the Employment Term and a twenty-four (24) month period commencing on Employee’s termination of employment (the “Non-Compete Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

        (i)    engage in any business that directly or indirectly is a “Competitive Business.” For purposes of this Agreement, a “Competitive Business” means, with respect to the Employee at any time, any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or distribution (including in stores or via mail order, e-commerce, or similar means) of Competing Products, if more than one-third (1/3) of such Person's gross sales for the twelve (12) month period preceding such time (or with respect to the period after Employee’s termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, the term “Competitive Business” shall in any event include Wal-Mart, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour, Zellers, Burlington Coat Factory, Argos, Asda, Mothercare, Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles and Loblaws and any of their respective parents, subsidiaries, affiliates or commonly controlled entities. For purposes of this Agreement, “Competing Products” means, with respect to the Employee at any time, (1) toys and games, (2) video games, computer software for children, and electronic toys or games, (3) juvenile or baby products, apparel, equipment, furniture, or consumables, (4) wheeled goods for children, and (5) any other product or group of related products that represents more than twenty (20) percent of the gross sales of TRU Group for the twelve (12) month period preceding such time (or with respect to the period after the Employee’s termination date, as of such termination date);
        (ii)    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;
        (iii)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
        (iv)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or TRU

Group and customers, clients, suppliers, partners, members or investors of the Company or TRU Group.
        (v)    Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as a passive investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market or privately held if Employee (x) is not a controlling Person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own 3% or more of any class of securities of such Person who is publicly traded or privately held.
(b)    Employee expressly acknowledges and agrees that the covenants and restrictions pertaining to Employee contained in this section 8 are reasonable and valid and necessary for the protection of the Company and TRU Group and specifically agrees that they will not unreasonably impair Employee’s ability to engage in alternate employment following the termination of her employment with the Company, however arising.

9.    Confidentiality.

(a)    Employee will not at any time (whether during or anytime after Employee’s employment with the Company or performance of services for TRU Group), except when required to perform her duties to the Company or TRU Group, (x) retain or use for the benefit, purposes or account of Employee or any other Person (including on her own behalf or on behalf of or in conjunction with any Person, either directly or indirectly); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including without limitation, rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of Company or TRU Group and/or any third party that has disclosed or provided any of same to the Company or TRU Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.

(b)    Confidential Information shall not include any information that is (x) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (y) required by law or judicial process to be disclosed; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company or TRU Group to obtain a protective order or similar treatment; or (z) disclosed in connection with a litigation or arbitration proceeding between the parties.

(c)    Upon termination of Employee’s employment with the Company for any reason, Employee shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Company or TRU Group; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not the Company property) that contain Confidential Information or otherwise relate to the business of the Company or TRU Group (whether or not the retention or use thereof would reasonably be expected to result in a demonstrable injury to the Company or TRU Group), except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

    10.    Non-Solicitation.
    (a)    During the Non-Compete Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
        (i)    solicit to leave the employment of, or encourage any employee of the Company or TRU Group to leave the employment of, the Company or TRU Group, where Employee had any material contact (whether direct or indirect) with such employee during the Employment Term; or
(ii)    hire any such employee (other than clerical or administrative support personnel) who was employed by the Company or TRU Group as of the date of Employee’s termination of employment with the Company or who left the employment of the Company or TRU Group coincident with, or within one year prior to, the termination of Employee’s employment with the Company.
        (b)    During the Non-Compete Period, Employee will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company or TRU Group any consultant, supplier or service provider then under contract with the Company or TRU Group where Employee had any material contact (whether direct or indirect) with such consultant, supplier or service provider during the Employment Term.
11.    Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8, 9 or 10 would be inadequate and the Company and TRU Group would suffer irreparable harm as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and TRU Group, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary, interim, interlocutory or permanent injunction or any other equitable remedy which may then be available.

12.    Arbitration. Except as provided in Section 11, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Employee relating to her employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding arbitration in accordance with the National Rules of Arbitration (ADR Institute of Canada, Inc.). Such arbitration process shall take place in Toronto, Canada. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

13.    Miscellaneous.

(a)    Governing Law Entire; Agreement; Amendments; No Waiver; Severability. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the federal laws applicable therein, without regard to conflicts of laws principles thereof. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Employee acknowledges that any claims arising under this Agreement, including any claims against the Company or TRU Group, shall be brought against the Company (and not TRU Group) and shall be brought in Toronto, Canada in accordance with the provisions of Section 12. Employee waives the right to bring any claims against TRU Group and all claims brought against the Company (including claims related to the actions or inaction of TRU Group) shall be brought in Toronto, Canada.

(b)    Equity. Employee shall continue to participate in the Company’s Amended and Restated 2005 Management Equity Plan and shall participate in the Toys “R” Us, Inc. 2010 Incentive Plan (collectively, the “Incentive Plans”) in accordance with the policies and procedures of the Incentive Plans and any subsequent plans.

(c)    Assignment. This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Employee’s estate. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 13(c) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, Toys “R” Us Canada, Ltd. shall cease to be liable for any of the obligations contained in this Agreement.

(d)    Set Off; Mitigation. Except as set forth in Section 7, the Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to Employee by the Company or its affiliates, amounts owed by Employee under the Equity Documents or otherwise as provided in this Agreement. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

(e)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addressee set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Toys “R” Us Canada, Ltd.
2777 Langstaff Road
Concord, Ontario L4K 4M5
                    Canada
Attention: Board of Directors

With a copy to:

Toys “R” Us, Inc.
One Geoffrey Way
Wayne, New Jersey 07470
Attention: General Counsel

If to Employee:

To the most recent address of Employee set forth in the personnel records of the Company.

(f)    Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound. Additionally, Employee is not bound by any agreement which limits Employee’s ability to compete with any former employer or to solicit or hire for employment any employee or consultant of any former employer.

(g)    Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) by and among Employee, TRU-Japan and the Company and/or TRU Group regarding the terms and conditions of Employee’s employment with the Company and/or TRU Group; provided, however, that the Incentive Plans shall govern the terms and conditions of Employee’s equity holdings and that all benefits shall be governed by the individual plan documents or the respective insurance contracts.

(h)    Cooperation. Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, but only to the extent the Company or TRU Group requests such cooperation with reasonable advance notice to Employee and in respect of such periods of time as shall not unreasonably interfere with Employee’s ability to perform her duties with any subsequent employer; provided, however, that the Company shall pay any reasonable travel, lodging and related expenses that Employee may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses. Further, Employee hereby consents to the disclosure of information about

Employee that the Company or TRU Group is required to disclose in its annual report or in other reports required to be filed with securities or other regulators in Japan or any other jurisdiction under Japanese or other securities laws and regulations.

(i)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, Provincial and local taxes and other statutory deductions and withholdings as may be required to be withheld pursuant to any applicable law or regulation.

(j)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k)    Legal Advice. Employee hereby acknowledges receipt of this Agreement and the enclosed Separation and Release Agreement and confirms that she has obtained independent legal advice in connection with the execution of this Agreement or has freely taken the decision not to do so. Employee freely accepts this offer of continued employment with the Company and agrees that the terms and conditions set out in this Agreement, including those related to the termination of her employment, and those contained in the Separation and Release Agreement, constitute a binding agreement between Employee and the Company. Employee further acknowledges that the Company has not provided her with any tax advice (including, but not limited to, any impact this Agreement or the service contemplated herein may have on Employee’s Canadian Residency) and that Employee has obtained her own legal and tax consultants to advise her accordingly. In the event that Employee elects to terminate her Canadian tax residency status or voluntarily takes such actions that result in the termination of her Canadian tax residency status, the Company and TRU Group will not be responsible for the payment or reimbursement of any taxes (including providing the necessary security for such departure tax amount) incurred by Employee as a result of the Employee’s Canadian tax residency being terminated. If Employee’s Canadian tax residency status is terminated for any other reason, and is such action gives rise to a departure tax requirement, the Company shall be responsible for providing the necessary security for such departure tax amount until such time as the departure tax is ultimately paid by Employee or the end of the Employment Term, whichever occurs first. For the avoidance of doubt and regardless of the event triggering the ultimate obligation to pay a departure tax, Employee is solely responsible for the actual payment of the departure tax liability, if any and the Company’s sole obligation, if any, is to post the security amount in accordance with the terms and conditions described in the prior sentence.

(l)Reimbursement of Legal Fees. The Company shall reimburse (upon receipt of appropriate back-up documentation) Employee for all reasonably incurred legal fees in the initial negotiation, drafting and review of this Agreement.

(m)    Survival. Sections 5, 6 7, 8, 9, 10, 11 12 and 13 shall survive termination of the Agreement.

(n)     Severability. It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in Sections 8, 9 and 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in those sections is an unenforceable restriction against Employee, such section shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restrictions cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Further, each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TOYS “R” US CANADA, LTD.

By: /s/ Richard Cudrin
Name: Richard Cudrin
Title: Vice President – Labor & Employment Counsel

EMPLOYEE:

/s/ Monika M. Merz
MONIKA M. MERZ

EXHIBIT A

ASSIGNMENT BENEFITS

Cost of Living Differential:     During the Employment Term, Employee shall receive a cost of living differential, which is intended to reflect the increased costs of living in Tokyo, Japan (by looking at the costs of a market basket of goods and services in the respective locations). The differential shall be calculated based on:

a.	The current rate of exchange between the Canadian Dollar and the Japanese Yen.
b.    The difference, if any, in the cost of a market basket of goods and services between a representative metropolitan area (Northern New Jersey) area and Tokyo, Japan.

The amount of differential is derived from tables published by Organization Resource Counselors (ORC). The differential is referred to as the Post Differential.

If future ORC tables indicate that a change in the cost of living differential is warranted, the change amount will be applied on Employee’s next payroll. Generally, a cumulative change of ± 2% from Employee’s previous cost of living differential will trigger an adjustment to Employee’s post differential on her payroll. Changes to the cost of living will be evaluated each calendar quarter.

Tax Equalization and Tax Preparation: During the Employment Term, the Company will provide Tax Equalization between Canadian and Japanese taxes (and U.S. taxes as necessary) on all employment-related earnings as explained below.  The purpose of tax equalization is to ensure that the total tax liability of Employee does not exceed the tax burden that Employee would have incurred in her home country (i.e., Canada and/or the US). In addition, it is to ensure that the employee does not benefit from a tax reduction as compared to the home country, as a result of the foreign assignment on Company derived income. (For avoidance of doubt, the Tax Equalization will not take into account or reimburse Employee for any taxes incurred by Employee as a result of her Canadian residency being terminated).  This will be accomplished as follows:
        a.      Employee's salary will be reduced by a hypothetical tax, which is an estimate of Employee's projected Canadian Federal, Provincial and U.S. Federal Income Tax, if applicable, had Employee remained in Canada.  This hypothetical tax withholding should be agreed to by the Company and the employee prior to commencement of the foreign assignment.  Payments made under any incentive plan will be subject to a hypothetical tax-withholding rate.  The rate used is an estimate of the tax rate on Company derived income only and is based on the hypothetical tax withholding calculation.

b.	As the Canadian, U.S., and Japanese taxes are prepared and filed, the Company will pay, on the Employee's behalf, the tax liabilities attributable to this employment.

c.
On completion of the home and host country tax filings for the associated tax year in each country, Employee's hypothetical tax withholding will be compared with the actual taxes paid in each country.  The excess of the taxes actually paid or deemed paid (including the estimated hypothetical tax) by Employee over the hypothetical tax, if any will be reimbursed to Employee and grossed-up as appropriate.

d.
Pursuant to section 7 (d) of the Agreement, should Employee be offered and accepts an assignment in the U.S., the Company agrees to pay any tax penalties and U.S. exit taxes incurred by Employee, which are in excess of the tax burden Employee would have incurred had she remained in Canada, as a result of her transfer to the U.S.

An accounting firm designated by the Company will prepare Employee's Japan, Canada and US tax returns, as applicable, as well as for the determination of the tax equalization and hypo-tax calculations, related to employment compensation during the Employment Term.  During the Employment Term, and for the tax years in which the Employment Term begins and ends, but only for such income attributable to this Employment Term, the Company will pay all fees for the tax return preparation for Employee and spouse and if spouse conducts his business through a corporate entity (of which he is the sole owner) the tax preparation for such entity.  Employee and spouse shall be responsible for any further expense, such as personal estate or tax planning. Further, the Company agrees to provide tax equalization (using Michigan, U.S.A. as the base) to Employee's spouse for any salary or business related income that might be subject to tax in Japan.  This would be accomplished via tax reimbursement following the annual tax equalization calculation. The Company will not compensate Employee for any additional tax liabilities arising in Canada due to the fact that the Employee no longer maintains tax residency in Canada and therefore is not able to make a tax preferred contribution to one or both retirement benefit plans (DPSP and/or GRRSP) except as might be provided in accordance with Section 13(k).

In the event of either party terminating employment, the Company will continue to honor the tax equalization program and will provide appropriate tax services to address any ongoing issues related to tax equalized income. This provision is subject to the continued co-operation of the Employee with the Company and its appointed tax advisors. “Appropriate tax services” would include ongoing tax compliance services in the home and host location, including notice and audit responses. “Continued co-operation of the Employee” would include the timely provision of information, continued use of the Company’s appointed tax advisors and the repayment of any monies owing to the Company under the tax equalization program.

Japan Tax Reimbursement Policy: To the extent Employee voluntarily decides to remain in Japan after the expiration or termination of the Employment Term, any tax or tax reimbursements due Employee on any payment will be determined by the Company as if Employee left Japan immediately after Employee's separation of service from the Company.  Any additional tax on any and all payments received after such date will be Employee's responsibility. The Company will not be responsible for any tax implications based on residency as a result of Employee remaining in Japan.

Club Membership: During the Employment Term, TRU-Japan will pay (or reimburse, if Employee makes such payment) the initiation fee and monthly dues for Employee and her spouse to be members of the Tokyo American Club.

Travel: During the Employment Term, TRU-Japan will pay (or reimburse Employee) for up to three (3) business class trips per year for Employee and her spouse to travel to Canada or Michigan, USA (“Home Travel”). Employee shall use her best efforts to coordinate any Home Travel trips with business travel on behalf of the TRU-Japan. During any such Home Travel visit, TRU-Japan will reimburse Employee for the cost of a rental car which shall not exceed CAD $70.00 per day. Employee will not be reimbursed for any vacation travel. All travel reimbursement will be in accordance with the terms and conditions of the TRU’s travel policy.

Car and Chauffer: During the Employment Term, TRU-Japan shall provide Employee with a car and a chauffer seven (7) days a week for business purposes.  Commencing upon the month the Employee incurs car service charges for non-business purposes, the Company shall pay Employee a monthly stipend of CAD $1,666.67 for a car allowance in order to reimburse Employee and her spouse for the use of car service for non-business purposes in Japan. On a semi-annual basis, the parties will review the amount of this stipend and adjust it accordingly based upon the prior period’s usage.

Housing: In or around December 2012, the Company agrees to reimburse Employee for moving expenses to relocate her to a new apartment in Tokyo in an amount not to exceed JPY 772,275. During the Employment Term, Employee shall be entitled to a monthly housing allowance of up to ¥1,550,000 per month (inclusive of rent, furnishings and parking). TRU-Japan may arrange for direct payment of such allowance as necessary under any lease agreement. In the event the lease exceeds the monthly allowance, Employee authorizes the Company to reduce the amount of the Base Salary paid pursuant to Section 3 by the amount exceeding the allowance. In addition, TRU-Japan shall reimburse Employee or arrange payment for the cost of the utilities for the temporary housing.

Home Purchase: In the event Employee decides to purchase a home in Japan during the Employment Term, Employee will assume all financial and tax risk associated with owning such home. The Company assumes no responsibility for losses or gains on the purchase of any housing by Employee during the Employment Term, whether these losses or gains are a result of market conditions, exchange rate fluctuations, or any other causes.

Repatriation / Return to Canada: Upon termination of the Employment Term (except for termination by the Company for Cause or by Employee without Good Reason) as per Section 7, the Company shall pay the reasonably necessary shipping and travel costs (including return travel via business class) to relocate Employee, her spouse, furniture and personal belongings, including her 2 feline pets from Japan to Employee’s residence in Canada. In the event of the death of the Employee or her spouse during the Term of this Agreement, the Company will pay reasonable expenses for the transportation from Japan to Canada for the deceased and the surviving spouse along with the transportation for her 2 feline pets, all in accordance with the Company’s Expatriate Relocation Policy.

EXHIBIT B

EMPLOYEE BENEFITS

Vacation:

Employee shall be eligible for up to five (5) weeks of vacation annually In addition, time off for National Holidays will be in accordance with local Japanese laws and customs.

Benefits provided and paid for by the Company:

During the Employment Term, Employee will, to the extent possible, be provided the following benefits (or equivalent thereof) that were being provided to Employee in her prior capacity as President of the Company:

•
Ex-Pat policy for Employee and her spouse intended to be at levels equal to or greater than the combination of OHIP and the Group Health and Dental coverage that Employee had while she was an officer of the Company;

•	Critical Illness Coverage at current levels for Employee;

•	Life and AD&D insurance at current levels;

•	Long Term Disability insurance (Basic and Executive);

•	Executive Wellness Program; and

•
Retirement Programs - DPSP and GRRSP - If Employee’s Canadian tax residency is maintained during the Term of the Agreement, then Employee will continue to participate in the GRRSP and DPSP as Employee has previously done during her employment with the Company.  In the event that tax residency is broken, then the Company will make equivalent cash payments directly to Employee in the amounts that would otherwise be eligible under the DPSP and GRRSP plans.  If the Employee elects to terminate her Canadian tax residency status or Employee voluntarily takes such actions that results in the termination of her Canadian tax residency status, the Company will not compensate Employee for any additional tax liabilities arising in Canada or the U.S. as a result of Employee not being able to make a tax preferred contribution to one or both retirement benefit plans. However, if Canadian tax residency status is terminated for any other reason, Company will compensate Employee for any additional tax liabilities arising in Canada or the U.S. as a result of Employee not being able to make a tax preferred contribution to one or both retirement benefit plans.

•
Should Employee be terminated pursuant to Section 7 (c ) of the Agreement, Employee will be entitled to continuation of dental and life insurance benefits for up to two (2) years following termination at the costs Employee currently contributes for such coverage. Should Employee accept other employment during this period where she becomes eligible for such dental and life insurance coverage, Employee will immediately notify the Company of such coverage and the Company will no longer be obligated to continue such coverage.

•
Should Employee, at any time during the term of this Agreement, be required to breach her Canadian tax residency and thereby no longer be eligible for coverage OHIP, the Company will contract with GTN to reestablish Employee’s Canadian residency. The Company shall also provide continuation health coverage for Employee and her spouse (with Employee continuing to pay her portion of the premiums), until such time as Employee requalifies for OHIP coverage.

EXHIBIT C

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this ___ day of __________________________, 20__, between TOYS “R” US CANADA, LTD. and any successor thereto (collectively, the “Company”) and MONIKA M. MERZ (the “Employee”).

The Employee and the Company agree as follows:

1.    The employment relationship between the Employee and the Company and its subsidiaries and affiliates, as applicable, terminated on _________________________________ (the “Termination Date”).

2.    In accordance with the Employee’s Employment Agreement, Employee is entitled to receive certain payments and benefits after the Termination Date.

3.    In consideration of the above, the sufficiency of which the Employee hereby acknowledges, the Employee, on behalf of the Employee and the Employee’s heirs, executors and assigns, hereby releases and forever discharges the Company, and any affiliated entity of the Company (“TRU Group”), including but not limited to, all of TRU Group’s investments and retail operations in Asia and Australia, which includes TRU-Japan (collectively, “TRU Asia”), Toys “R” Us, Inc. and their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors, both individually and in their official capacity with the preceding entities, and all their respective heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Employee may have arising from or relating to the Employee’s employment or termination from employment with the Company and TRU Group, and any claims the Employee may have arising from or relating to the Employee’s appointment as Representative Director of TRU-Japan or removal from such position, as applicable, including a release of any rights or claims the Employee may have, including, but not limited to, the following:

(a)	the cessation of Employee’s employment with the Company and TRU Group, as applicable;

(b)	Employee’s employment with the Company or the performance of her duties and responsibilities thereunder including serving as Chief Executive

Officer and as a Board Member for TRU-Japan and any responsibilities she maintains to any TRU Group entity;

(c)
any injury, loss or damage suffered in whole or part as a result of any matter, cause or thing occurring or existing during her employment with the Company and service for any TRU Group entity, whether or not such injury or loss arose out of or in the course of her employment;

(d)
promises, representations or warranties made in connection with Employee’s employment with the Company including the secondment, whether made before, during or after the commencement of her employment with the Company;

(e)	loss of position, status, future job opportunity, or reputation;

(f)	losses related to the timing of the cessation of her employment or the manner in which it was effected;

(g)
loss, damage or injury related to or arising out of or under any law including, the Ontario Employment Standards Act (including but not limited to claims for wages, termination pay, severance pay, vacation pay), the Human Rights Code, the Occupational Health and Safety Act, the Workplace Safety and Insurance Act and the Pay Equity Act, and any predecessor or successor legislation thereto or arising under any applicable laws in Japan;

(h)	any claims relating to loss, damage or injury made pursuant to any law including the Ontario Class Proceedings Act;

(i)	any claims relating to damages for removal as a Director without due cause under the Japanese Civil Code;

(j)
loss of benefits, benefits eligibility, or benefits insurance coverage previously provided to Employee by the Company or available to Employee in connection with her employment by the Company, including but not limited to benefits, benefits eligibility or benefits insurance coverage relating to or arising from the following matters:

i)    medical fees, charges, or expenses;
ii)    extended health fees, charges, or expenses;
iii)    dental fees, charges or expenses;
iv)    sick pay or sick leave;
v)    life insurance (including life insurance conversion     privileges);
vi)    pension contributions, registered retirement savings plan     contributions or benefits;
vii)    short term disability; and
viii)    long term disability.

(k)
loss of payments and entitlements previously provided to Employee by Company in connection with her employment by Company, including but not limited to any manner of wages, salary, commissions, bonuses, incentive pay, variable compensation, stock, stock grants or stock options; and

(l)	loss of pension, pension eligibility, or pension participation previously provided to Employee in connection with his employment by Company.

4.    In the event that Employee should hereafter make any claim, or demand or take any action or proceeding against the Company, TRU Group, Toys “R” Us, Inc., and their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors, both individually and in their official capacity with the preceding entities, in connection with any matter covered by this Separation and Release Agreement, or threaten to do so, this document may be raised as an estoppel and complete bar to any such claim, demand, action or proceeding.

5.    Employee shall not make any claim or demand or take any action or proceeding in connection with any matter covered by this Separation and Release Agreement against any other person, partnership, proprietorship, corporation or other entity who might claim contribution or indemnity from the Company by virtue of the said claim or proceeding. Employee agrees that if any such claim, demand, action or proceeding is made by her, this Separation and Release Agreement may be raised as an estoppel and complete bar to any such claim, demand, action or proceeding.

6.    Employee agrees to save harmless and indemnify the Company and TRU Group from and against all claims, charges, taxes, penalties or demands which may be made by under any statute, including the Income Tax Act (Canada) or any similar provincial legislation,

Employment Insurance Act and Canada Pension Plan in respect of amounts paid to her, in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may in the future be found to be payable by the Company and TRU Group in respect of the Employee.

7.    This Separation and Release Agreement is not an admission by either the Employee or the Company or its subsidiaries or affiliates of any wrongdoing or liability and, such liability is expressly denied.

8.    The Employee waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Employee’s separation from the Company and its subsidiaries and affiliates on the Termination Date.

9.    The Employee agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, TRU Group, or their respective officers, directors, stockholders or employees

10.    The Employee shall continue to be bound by Sections 8, 9 and 10 of the Employee’s Employment Agreement.

11.    The Employee shall promptly return all Company and TRU Group property in the Employee’s possession, including, but not limited to, Company TRU Group keys, credit cards, cellular phones, corporate seal, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or TRU Group business.

12.    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the federal laws applicable therein, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Employee’s Employment Agreement.

13.    This Agreement represents the complete agreement between the Employee and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14.    Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

15.    Employee has obtained independent legal advice in connection with the execution of this Separation and Release Agreement or has freely taken the decision not to do so and confirms that she had read, understood and that she is voluntarily executing this Separation and Release Agreement freely and without duress.

[**********]

The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS “R” US CANADA, LTD.

By:
Name:
Title:

MONIKA M. MERZ